STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: CNI Charter Funds

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Please change name of Trust from “CNI Charter Funds” to “City National Rochdale Funds”.
[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file day). This Certificate of Amendments shall be effective September 10, 2013.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 15th day of August, 2013 A.D.

By:	/s/ Irwin G. Barnet
Trustee

Name:	Irwin G. Barnet
Type or Print